UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/03/2006

Analytical Surveys, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-13111

CO	84-0846389
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

9725 Datapoint Drive
Suite 300B
San Antonio, TX 78229
(Address of principal executive offices, including zip code)

210-657-1500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.02.    Termination of a Material Definitive Agreement

The Company redeemed the 166,436 outstanding shares of its Series A Redeemable Preferred Stock ("Preferred Shares", in exchange for 318,000 shares of its common stock. The transaction eliminated all obligations of the Company pursuant to the Preferred Shares, which were redeemable on or before December 27, 2006, for approximately $299,583, plus accrued dividends. The Preferred Shares carried a mandatory redemption date of December 28, 2006, on which date the redemption price would have totaled $332,872. The transaction also eliminates accrued dividends that currently total approximately $60,000.

Item 3.02.    Unregistered Sales of Equity Securities

On February 1, 2006, the Company issued 318,000 shares of its common stock in exchange for all outstanding shares and accrued dividends thereon of its Series A Redeemable Preferred Stock, which had a current redemption price of $299,583 plus accrued dividends totaling approximately $60,000. The Preferred Shares had a mandatory redemption date of December 28, 2006, at which time the redemption price increased to $332,872. The transaction qualifies under Section 3(a)(9) of the Securities Act of 1933, and under Rule 144(d)(3)(ii) and Rule 144(k). The exchange was executed in order to increase the Company's stockholders equity to regain compliance with Nasdaq regulations. The Preferred Shares were sold by the original holder to the exchanging holder, whose holding period in the Preferred Shares tacks to the original holder's holding period in such shares. Under section 3(a)(9), the exchanging holders' holding period in the Preferred Shares tacks to the holding period in the common stock received in the exchange. None of the parties are affiliates of the Company within the meaning of Rule 144.
On February 2, 2006, the Company issued 75,000 shares of its common stock to the principal of Pluris Partners pursuant to the Consulting Agreement dated December 7, 2005. The purchaser is an accredited investor, and as a result, this sale is exempt under section 4(2) of the Securities Act of 1933. Form 8-K was filed on December 13, 2005, which provided the terms of the Consulting Agreement.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analytical Surveys, Inc.

Date: February 03, 2006	By:	/s/ Lori Jones
Lori Jones
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated February 2, 2006, announcing the Company's conversion of debt to equity